Exhibit 99.1 to Amendment No. 1
to Form S-1 Registration Statement
Hanover Gold Company, Inc.


                         INDEPENDENT AUDITOR'S REPORT


Board of Directors
Hanover Gold Company, Inc.
Roslyn, New York


We have audited the accompanying consolidated balance sheet of Hanover Gold Company, Inc. and Subsidiary as of December 31, 1995 and December 31, 1994, and the related consolidated statements of income (loss) and stockholders' equity and cash flows for the years ended December 31, 1995, 1994 and 1993 and for the period May 2, 1990 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly the financial position of Hanover Gold Company, Inc., and Subsidiary, as of December 31, 1995 and 1994 and the consolidated statements of income (loss), stockholders' equity and cash flow for the years ended December 31, 1995, 1994 and 1993, and May 2, 1990 (inception) to December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 12, the Company has been in the development stage since May 2, 1990.


                                                       Zeller Weiss & Kahn


March 29, 1996, except for
 Note 24 as to which the
 date is May 28, 1996